Exhibit 10.4

SECOND AMENDMENT TO MASTER REPURCHASE AGREEMENT

Dated as of December 11, 2013

Between:

RYLAND MORTGAGE COMPANY, as Seller jointly and severally with the other Sellers

and

RMC MORTGAGE CORPORATION, as Seller jointly and severally with the other Sellers

and

JPMORGAN CHASE BANK, N.A., as Buyer

1.                                    THIS AMENDMENT

The Parties agree hereby to amend the Master Repurchase Agreement dated December 14, 2011 between them (as amended by the First Amendment to Master Repurchase Agreement dated December 12, 2012, the “Original MRA”) to make certain changes to the Original MRA as set forth herein, and they hereby amend the Original MRA as follows:

All capitalized terms used in the Original MRA and used, but not defined differently, in this amendment (this “Amendment”) have the same meanings here as there.

2.                                    Definitions

A.        The definition of “Termination Date” in Paragraph 2(a) of the Original MRA is hereby amended to read as follows:

“Termination Date” means the earliest of (i) that Business Day which any Seller designates as the Termination Date by written notice to Buyer at least thirty (30) days prior to such date, (ii) the date of declaration of the Termination Date pursuant to Paragraph 12(c), and (iii) 364 days after December 11, 2013, as such date may be extended by written agreement of Buyer and Sellers.

11.       Seller’s Covenants.

A.        Paragraph 11(w) is hereby amended in its entirety to read as follows:

(w)       Financial Covenants (Applicable to Sellers in the Aggregate).

(i)         Leverage Ratio.  Sellers shall not permit the Leverage Ratio of all Sellers (and, if applicable, their Subsidiaries, on a consolidated basis) to exceed 12 to 1 computed as of the end of each calendar month.

(ii)        Minimum Adjusted Tangible Net Worth.  Sellers shall not permit the Adjusted Tangible Net Worth of all Sellers (and, if applicable,

their Subsidiaries, on a consolidated basis), computed as of the end of each calendar month to be less than $10,000,000.

(iii)       Maintenance of Liquidity.  Sellers shall maintain, in the aggregate, at all times unencumbered Liquidity in an amount greater than or equal to 3% of actual total assets of all Sellers (including the balance on deposit in the Cash Pledge Account, but excluding any restricted cash or cash pledged to third parties).

(iv)       Net Income.  Sellers shall not permit their combined net loss for the first (1st) fiscal quarter of each fiscal year to be greater than One Million Dollars ($1,000,000) and shall not permit the net income of all Sellers before taxes for any other fiscal quarter to be less than One Dollar ($1).

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As amended hereby, the Original MRA remains in full force and effect, and the Parties hereby ratify and confirm it.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Aryn K. De Lisi
Aryn K. De Lisi, Senior Underwriter

RYLAND MORTGAGE COMPANY,
jointly and severally with the
other Sellers

By:	/s/ Kimberly G. Nelson
Name:	Kimberly G. Nelson
Title:	Treasurer

RMC MORTGAGE CORPORATION,
jointly and severally with the
other Sellers

By:	/s/ Kimberly G. Nelson
Name:	Kimberly G. Nelson
Title:	Assistant Treasurer

Counterpart signature page to Second Amendment to Master Repurchase Agreement among
Ryland Mortgage Company and RMC Mortgage Corporation, as Seller, and
JPMorgan Chase Bank, N.A., as Buyer